Exhibit 99.1




         FOR IMMEDIATE RELEASE

         James E. Harrison
         Vice President, Investor Relations
         856-346-8207

         Nancy A. Macenko
         Vice President, External Affairs
         856-566-4026



                      American Water Works/RWE Agreement
                   Hart-Scott-Rodino Waiting Period Expires


VOORHEES, N.J., July 10, 2002 - American Water Works Company (NYSE:AWK) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired without inquiry by the Federal Trade Commission or the Department of Justice. The waiting period pertained to the notifications filed by American Water Works and RWE of their pending merger.


The RWE acquisition of American Water Works is still subject to regulatory approval in nine states and the company continues to believe that the transaction will be final in the first half of 2003.


About American Water Works

American Water Works Company is the largest publicly traded U.S. corporation devoted exclusively to the business of water. Its 6,500 associates provide water, wastewater and other related services to 15 million people in 27 U.S. states and three Canadian provinces. More information can be found on the Web at www.amwater.com.




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AWK - Page 2




Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; the ability to satisfy the conditions to closing set forth in the definitive agreement; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.